As filed with the Securities and Exchange Commission on December 11, 2018

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MMEX RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

3616 Far West Blvd., #117-321

Austin, Texas 78731

(855) 880-0400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack W. Hanks

President, Chief Executive Officer and Chief Financial Officer

3616 Far West Blvd., #117-321

Austin, Texas 78731

(855) 880-0400

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Bruce H. Hallett

Hallett & Perrin, P.C.

1445 Ross Avenue, Suite 2400

Dallas, Texas 75202

Tel. No.: (214) 953-0053

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please, check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered		Proposed Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $.001 par value	19,166,667	(1)(2)	$0.06	(3)	$1,150,000	$140

(1) Pursuant to Rule 416, there are also registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of anti-dilution provisions related to outstanding convertible notes.

(2) Consists of shares issuable upon conversion of outstanding convertible notes at an assumed conversion price of $0.06 per share.

(3) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act on the basis of the closing bid price of the Class A common stock of the registrant as reported on the OTC Pink tier on December 7, 2018.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 11, 2018

PROSPECTUS

19,166,667 Shares of Class A Common Stock

MMEX RESOURCES CORPORATION

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to an aggregate of 19,166,667 shares of Class A common stock, par value $0.001 per share, issuable upon conversion of outstanding convertible notes. All share and per share data set forth in this prospectus gives effect to a 1 for 100 reverse split of the Class A common stock that became effective on November 15, 2018.

The selling stockholders may sell the shares of Class A common stock on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the selling stockholders may sell or otherwise dispose of their shares of Class A common stock hereunder.

The selling stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the selling stockholders may sell their shares of Class A common stock hereunder following the effective date of this registration statement.

We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders in the offering described in this prospectus.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” on page 7 of this prospectus concerning factors you should consider before investing in our securities.

Our Class A common stock is listed on the OTC Pink tier under the symbol “MMEX.” On December ____, 2018, the last reported sale price of our Class A common stock on the OTC:PKwas $____ per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________________, 2018.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website is not part of this prospectus.

When we refer to “MMEX,” “we,” “our,” “us” and the “Company” in this prospectus, we mean MMEX Resources Corporation and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.mmexresources.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

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Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended April 30, 2018, filed with the SEC on July 23, 2018.

•	Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2018, filed with the SEC on September 7, 2018.

•	Our Current Reports on Form 8-K filed with the SEC on September 14, September 17, September 24 and October 12, 2018.

•

The description of our Class A Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on August 29, 2017, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

MMEX Resources Corporation

3616 Far West Blvd., #117-321

Austin, Texas 78731

(855) 880-0400

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

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PROSPECTUS SUMMARY

This summary provides a general overview of selected information and does not contain all of the information you should consider before buying our Class A common stock. Therefore, you should read the entire prospectus carefully, including the information incorporated by reference, before deciding to invest in our Class A common stock. Investors should carefully consider the information set forth under “Risk Factors” beginning on page 7 of this prospectus and incorporated by reference to our annual report on Form 10-K and our quarterly reports on Form 10-Q.

Overview

We are a development stage company engaged in the exploration, extraction, refining and distribution of oil, gas, petroleum products and electric power. We plan to focus on the acquisition, development and financing of oil, gas, refining and electric power projects in Texas, Peru, and other countries in Latin America using the expertise of our principals to identify, finance and acquire these projects. We have never generated any revenues and have accumulated losses of approximately $36 million as of July 31, 2018.

The most significant focus of our current business plan is to build crude oil refining facilities in the Permian Basin in West Texas. We intend to commence operations with a 10,000 bpd Distillation Unit that will produce a non-transportation grade diesel primarily for sale in the local market for drilling mud and frac fluids, along with naphtha and residual fuel oil (“ATB’s) to be sold to other refiners. We also anticipate constructing a crude oil Large Refinery with up to a 100,000 bpd capacity at the same location in West Texas.

The Company is focusing on the Distillation Unit first in an effort to build and commence operations, and ultimately generate cash flow, on an expedited basis. The permitting process is significantly shorter for construction of the Distillation Unit and was received by the Company on August 30, 2017. The permitting process for the Large Refinery is expected to be 12 to 18 months. Additionally, the construction of the Distillation Unit will require significantly less capital than the construction of the Large Refinery.

In March 2017, the Company entered into an agreement with Maple Resources, a related party, to acquire Maple Resources’ business plan for the Refinery, cash flow models, an agreement to acquire the land for the Refinery site, potential refinery feed stock supplies, and business relationships for water resources, consulting services, refinery technology and potential railroad transportation agreements. The acquired assets did not include title to the site for the Refinery or any actual right to build the Refinery. The Company acquired these intangible assets in exchange for the issuance of 15 million shares of Class B common stock.

These projects will be built on 476 acres located 20 miles northeast of Fort Stockton, Texas, near the Sulfur Junction spur of the Texas Pacifico Railroad. If successfully developed, the Refinery would connect to existing railways and pipelines to market diesel, gasoline, liquefied petroleum gas and other refined products within the U.S., with the potential to market these products and crude oil to western Mexico and South America. If completed, the Large Refinery will be one of the first full scale oil refineries built in the United States in more than 40 years.

Based on our updated design plans along with the increased costs in steel, cement and per diem employment costs, we currently estimate that the aggregate cost of constructing the Distillation Unit with a 10,000 bpd capacity, would be approximately $88 million. According to a report the Company received from KP Engineering, the cost of a 50,000 bpd refinery is estimated to be approximately $500 million and the cost of a 100,000 bpd refinery is estimated to be approximately $850 million. These estimates are only preliminary estimates and are subject to substantial change when additional engineering is completed.

Constructing the Refinery will require a significant number of governmental permits and approvals. The principal permit for the construction of the Refinery is the air quality permit issued by TCEQ and significant construction will not begin until we have received it. In August 2017, we received approval from the TCEQ for the air quality permit for the Distillation Unit. Trinity Consultants, the Company’s air quality permit advisor, estimates it will take approximately 18 months to obtain the air quality permit for the Large Refinery. According to VFuels Oil & Gas Engineering, construction for the Distillation Unit would take approximately 12 to 15 months. KP Engineering has estimated that the completion of the Large Refinery would take from 15 to 18 months following the receipt of the air quality permit.

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We plan on marketing and distributing refined products in the Western areas of the United States and Mexico, and we may export product to Latin America. The diesel produced by the Distillation Unit will be marketed and sold locally, primarily for use in drilling mud and frac fluids, and likely transported by truck or by existing railroad systems. The naphtha product produced from the operation of the Distillation Unit would be shipped by rail to other refineries, primarily in the Houston or Corpus Christi, Texas areas for further processing. Our Residual product specifications may qualify this product to meet the IMO 2020 sulphur standards and it would be shipped by rail to the Texas Guf Coast ports for sale as a marine fuel.

The Refinery will be located on the Texas Pacifico Railroad rail route 20 miles Northeast of Fort Stockton, Texas, approximately 1.5 miles from the Sulphur Junction on the Texas Pacifico Railroad. The Distillation Unit products can be shipped once produced on the railroad interconnects to the Texas Gulf Coast refineries and ports. Once needed repairs are finished to the tracks and railway going west, the Texas Pacifico Railroad will be able to transport our products to interconnect to Ferromex RR in Ojinago, Mexico, giving us access to the western Mexico markets.

The Texas Department of Transportation owns the Texas Pacifico Railroad, which runs from the San Angelo Junction, near Coleman, Texas, to the Texas-Mexico border at Presidio. The Texas Pacifico Railroad entails approximately 371 miles of track and interchanges with BNSF Railway and Fort Worth and Western Railroad. The Texas Pacifico Railroad is operated by Texas Pacifico Transportation LTD, a subsidiary of Grupo Mexico. Our planned Refinery is located on the Texas Pacifico Railroad rail route approximately 20 miles northeast of Fort Stockton, Texas, approximately 1.5 miles from the Sulphur Junction on the Texas Pacifico Railroad. The Texas Pacifico Railroad will connect to the Ferromex Railroad at Ojinaga, Mexico.

Corporate History and Information

We were incorporated in Nevada in 2005. The current management team lead an acquisition of the Company (then named Management Energy, Inc.) through a reverse merger completed in 2010 and changed the Company’s name to MMEX Mining Corporation in 2011. We previously unsuccessfully pursued mining and coal projects that have since been abandoned. We changed our name to MMEX Resources Corporation on April 6, 2016 in connection with our current proposed business plan.

Our principal corporate headquarters are located at 3616 Far West Blvd., #117-321, Austin, Texas 78731, and our operations office near the Refinery location is 107 S. Main Street, Fort Stockton, Texas 79735. Our telephone number is (855) 880-0400. Our website address is www.mmexresources.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

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THE OFFERING

This prospectus relates to the resale from time to time by the selling stockholders identified herein of up to 19,166,667 shares of our Class A common stock. We are not offering any shares for sale under the registration statement of which this prospectus is a part.

Class A common stock outstanding prior to this offering	30,108,168 shares(1)

Class A common stock offered by the selling stockholders hereunder	19,166,667 shares(2)

Class A common stock outstanding after this offering	49,274,835 shares(3)

Use of proceeds	We will not receive any proceeds from the sale of our Class A common stock offered by the selling stockholders under this prospectus. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our Class A common stock.

Trading symbol	MMEX

___________

(1)	As of November 27, 2018.

(2)	Assumes the conversion of outstanding convertible notes owned by the selling stockholders at an assumed conversion price of $0.06 per share.

(3)	Excludes 723,802 shares of our Class A common stock reserved for issuance under outstanding warrants and stock options

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RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Our Business

An investment in the Company is speculative.

Our business plans are highly speculative and no assurance can be given that we will operate profitably. Our lack of operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance. Furthermore, the Company has pursued its proposed refinery business plan only for a short time, and thus our business carries both known and unknown risks. No assurance can be given that you will realize your investment objectives or realize a substantial return (if any) on your investment or that you will not lose your entire investment. An investment in the Class A common stock involves a high degree of risk.

The Company is a development stage company with a history of operating losses and expects to continue to realize losses in the near future.

The Company is a development stage company. We have incurred continuous losses from operations, had an accumulated deficit at July 31, 2018 of approximately $36 million and have reported negative cash flows from operations for more than five years. The Company expects to continue to incur net losses until such time as the Refinery enters into commercial production and generates sufficient revenues to fund continuing operations. The size of these losses will depend, in large part, on whether the Company is able to construct the Refinery and commence operations and is thereafter able to operate the Refinery in a profitable manner. We recognize that if we are unable to generate significant revenues from our refining operations, we will not be able to earn profits or continue operations. At this early stage of our operation, we also expect to face the risks, uncertainties, expenses, and difficulties frequently encountered by companies at the start-up stage of their business development. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

We need to continue as a going concern if our business is to succeed.

Because of our recurring losses and negative cash flows from operations, the audit report of our independent registered public accountants on our consolidated financial statements for the years ended April 30, 2017 and 2018 contains an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern. Factors identified in the report include our historical net losses and our net capital deficiency, which raises substantial doubt about our ability to continue as a going concern. If we are not able successfully to implement our business plan and attain profitability in the near future our financial condition could deteriorate further, which would have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment. Further, we may be unable to pay our debt obligations as they become due. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. In addition, the inclusion of an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern and our lack of cash resources may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.

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The completion of our proposed business plan is subject to great uncertainty.

Our proposed business plan contemplates building one of the first full scale refineries in the United States in the past 40 years. The successful completion of this plan depends, among other factors, upon the receipt of required governmental permits and substantial debt and equity financing. There is no assurance that this business plan can be successfully completed.

We will require significant additional capital to fund our business plan.

We do not currently generate any revenue and do not have the cash resources to meet our operating commitments for the next twelve months. We have not yet commenced commercial production, as such, have not generated positive cash flows to date and have no reasonable prospects of doing so unless successful commercial production can be achieved at the Refinery. We expect to continue to incur negative investing and operating cash flows until such time as we enter into successful commercial production.

In addition, we will be required to make substantial capital expenditures and expend significant funds to construct and operate the Refinery. To the extent that the Refinery project proceeds, we anticipate that we will incur substantially increased expenses without realizing revenues from operations for a sustained period. We therefore expect to incur significant losses in the foreseeable future. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to curtail or cease our planned operations. If this happens, you could lose all or part of your investment.

Our ability to obtain necessary funding for these purposes depends upon a number of factors, including the status of the national and worldwide economy and the price of crude oil and petroleum products. There is no assurance that any such financing sources will be available or sufficient to meet our requirements. There is no assurance that we will be able to continue to raise equity capital or to secure additional debt financing. We may not be successful in obtaining the required financing or, if we can obtain such financing, such financing may not be on terms that are favorable to us. Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations, or prospects.

Even if the Refinery becomes operational, we will have working capital needs for which our internally generated cash flows and other sources of liquidity may not be adequate.

The refining business is characterized by high fixed costs resulting from the significant capital outlays associated with the construction, operation and maintenance of the Refinery and related facilities. If the Refinery is completed, we will be dependent on the production and sale of quantities of refined products at refined product margins sufficient to cover operating costs, including any increases in costs resulting from future inflationary pressures or market conditions and increases in costs of fuel and power necessary in operating our planned facilities. After completion of the Refinery, our short-term working capital needs will be primarily crude oil purchase requirements that fluctuate with the pricing and sourcing of crude oil. We will also have significant long-term needs for cash, including those to support ongoing capital expenditures and other regulatory compliance. Furthermore, future regulatory requirements or competitive pressures could result in additional capital expenditures that may not produce a return on investment.

We expect to rely on borrowings to purchase crude oil. Changes in our credit profile could affect the way crude oil suppliers view our ability to make payments and induce them to shorten the payment terms of their invoices with us or require additional support such as letters of credit. Any imposition by our creditors of burdensome payment terms on us may have a material effect on our liquidity and our ability to make payments to our suppliers that could hinder our ability to purchase sufficient quantities of crude oil to operate the Refinery at planned rates. In addition, if the price of crude oil increases significantly, we may not have sufficient capacity under the credit agreements or sufficient cash on hand, to purchase enough crude oil to operate the Refinery at planned rates. A failure to operate the Refinery at planned rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Even if the Company begins to generate revenues from operations, the Company may not become profitable or be able to sustain profitability.

Refining is a competitive business and our profitability will be dependent upon our ability to source crude oil at competitive prices and to operate the Refinery efficiently in order to protect profit margins. Because the Company does not yet have a revenue stream resulting from sales or other operations, there can be no assurance that the Company will achieve material revenues in the future. Should the Company achieve a level of revenues that make it profitable, there is no assurance the Company can maintain or increase profitability levels in the future.

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The substantial amount of debt and equity financing we will need in order to construct the Refinery may dilute the Company’s ownership of the Refinery.

The Company expects to operate the Distillation Unit through its subsidiary, Pecos Refining, and to operate the Large Refinery through another subsidiary set up for such purpose (collectively, the “Subsidiaries”). The construction of the Distillation Unit and the Large Refinery will require substantial equity and debt financing, far beyond the expected resources of the Company, and we anticipate that most of the equity and debt financing will be issued by these Subsidiaries. To the extent these Subsidiaries raise money through the issuance of equity securities, our ownership will be diluted. We intend to retain managerial control of the Subsidiaries; however, our economic ownership of such entities may be a minority interest. As such, we will be entitled to only a portion of any future distributions made by these Subsidiaries.

In addition, sales of substantial amounts of our securities may have a highly dilutive effect on our ownership or share structure. Sales of a significant number of shares of our Class A common stock in the public markets, or the potential for such sales, could decrease the trading price of our Class A common stock and could impair our ability to raise capital through future sales of Class A common stock.

Two of our stockholders collectively have the ability to determine any matter to be decided by the stockholders, which may prevent or delay a change in control of our company.

Jack W. Hanks, our CEO, and Bruce N. Lemons, one of the two members of our Board of Directors, currently beneficially own approximately 4,328,728 shares of our Class A common stock, which have one vote per share, and 15 million shares of Class B common stock, which have ten votes per share. Through such beneficial ownership, at November 27, 2018, they controlled approximately 85.9% of the voting power of our common stock on a combined basis. As a result, they can determine the outcome of any corporate matter submitted to our stockholders for approval, including the election of directors and any transaction that might cause a change in control, such as a merger or acquisition.

The loss of Mr. Hanks could adversely affect our business.

Since Mr. Hanks is our principal executive officer devoting substantially all of his business time to the activities of the Company, if he were to die, become disabled, or leave our company, we would be forced to retain individuals to replace him. There is no assurance that we can find suitable persons to replace him if that becomes necessary. We have no key man life insurance at this time.

Our business plan to distribute refined products into Mexico and to export refined product to Latin America may be subject to adverse political, economic, regulatory or market conditions beyond our control.

We plan on marketing and distributing refined products in the Western area of Mexico and we may export product to Latin America. Many of the market conditions in Mexico are not entirely known at this time as a result of the recent deregulation of the fuel supply market in Mexico. Many factors such as the U.S. tax policy for exports, the U.S. policy toward immigration, and the economy of Mexico may all impact negatively our business plan of exporting refined products to Mexico. In addition, we do not have an off-take agreement with a buyer or distributor in Mexico and any failure to secure an off-take agreement for sale of refined product in Mexico may alter or adversely impact our business plan. Additionally, we currently do not have an off-take agreement with a buyer or distributor in Latin America and our failure to secure an off-take agreement for sale of refined product in Latin America may alter or adversely impact our business plan. Our proposed foreign sales could be adversely affected as a result of:

•	nationalization of private enterprises and assets;
•	political or economic instability in certain countries and regions, such as the ongoing instability throughout the Middle East and/or portions of the former Soviet Union;
•	political relationships between the U.S. and certain countries and regions;
•	differences in foreign laws, including increased difficulties in protecting intellectual property and uncertainty in enforcement of contract rights;
•	the possibility that foreign governments may adopt regulations or take other actions that could directly or indirectly harm our business and growth strategy;
•	credit risks;
•	currency fluctuations;
•	tariff and tax increases;
•	export and import restrictions and restrictive regulations of foreign governments;
•	shipping products during times of crisis or wars;
•	our failure to comply with U.S. laws regarding doing business in foreign jurisdictions, such as the Foreign Corrupt Practices Act; or
•	other factors inherent in maintaining foreign operations.

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We may not be able to obtain or renew all required permits and licenses to place any of our properties into production.

Our current and future operations, including construction activities and commencement of production at the Refinery require permits from governmental authorities and such operations are, and will be, governed by laws and regulations governing oil and gas development, construction and production as well as exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, refinery safety, and other matters. We may experience increased costs, as well as delays in construction or operation as a result of the need to comply with applicable laws, regulations, and permits. We cannot predict if all permits that we may require for the construction and operation of the Refinery or the export of refined products and crude oil will be obtainable or renewable on reasonable terms, if at all. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay our planned construction and the operation of the Refinery. Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Our business, financial condition, results of operations and cash flows may be materially adversely affected by an economic downturn.

The energy sector, and the petroleum industry in particular, are highly cyclical and have historically experienced severe downturns. A cyclical downturn can occur suddenly and result in extremely different financial performance sequentially from quarter to quarter or on an annual comparative basis due to an inability to rapidly adjust costs.

In addition, the domestic economy, economic slowdowns and the scarcity of credit can lead to lack of consumer confidence, increased market volatility and widespread reduction of business activity generally in the United States and abroad. An economic downturn may adversely affect the liquidity, businesses and/or financial conditions of our future customers that may result in decreased demand for our products. Disruptions in the financial markets could also lead to a reduction in available trade credit due to counterparties’ liquidity concerns. If we are unable to obtain borrowings or letters of credit under our future credit agreements, our business, financial condition, results of operations and cash flows could be materially adversely affected.

We must rely on third parties, including the Texas Department of Transportation, to make infrastructure improvements and repairs necessary for the implementation of our business plan.

Although we may ship through existing pipeline systems some of our refined product production and ship some of our ATB’s and naphtha to ports and refineries located in the Texas Gulf Coast by rail, we plan to transport a significant portion of our high-value refined product on the Texas Pacifico Railroad. Significant investments are required to upgrade this railroad. The Texas Department of Transportation (“TxDOT”) owns the physical rail track and rights of way of the South Orient RR, which has a long-term operating lease with the Texas Pacifico Railroad, and that trackage and operations run from the San Angelo Junction, near Coleman, Texas, to the Texas-Mexico border at Presidio. There are two significant infrastructure improvement projects that TxDOT must be complete before we will be able to use the Texas Pacifico Railroad to transport our high-value products to Mexico as we have planned.

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The international railroad bridge, located at the southwestern end of the rail line connecting Presidio, TX to Ojinaga, Mexico has been funded and is now under re-construction . A recent project schedule estimates the completion date to be in late 2019.

In addition, the railroad track between Alpine and Presidio may be upgraded as traffic requires through the area. The upgrade capital improvements required on the Texas Pacifico Railroad to transport significant volumes of traffic are estimated by TxDOT to be in the range of $100 million to $150 million. Our business plan to market refined products into Western Mexico and to export refined products to Latin America will depend on the completion of the international bridge at Presidio/Ojinaga and the capital investment on the Texas Pacifico Railroad railroad. There is no assurance that the bridge will be completed and the capital improvements will be made. If these capital improvements are not made, our business prospects and results of operations could be materially negatively impacted.

A material decrease in the supply of crude oil available to the Refinery could significantly reduce our future production levels.

We expect to contract with third-party crude oil suppliers to maintain a sufficient supply of crude oil for production at our planned Refinery. A material decrease in crude oil production from the fields that are expected to supply the Refinery as a result of economic, regulatory, or natural influences, availability of equipment, facilities, personnel or services, plant closures for scheduled maintenance, or transportation problems, or an increase in crude oil transport capacities, could result in a decline in the volume of crude oil available to the Refinery. If we are unable to secure sufficient crude oil supplies, we may not be able to take full advantage of current and future expansion of our production capacities. A decline in available crude oil or an inability to secure additional crude oil supplies to meet the needs of current or future refinery expansions could result in an overall decline in volumes of refined products produced by the Refinery and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The assets comprising the Refinery may experience physical damage as a result of an accident or natural disaster.

These hazards can also cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, and suspension of operations. We will have to have in place appropriate property, liability and business interruption policies, subject to the deductibles and limits under available policies. In addition, such insurance policies do not cover every potential risk associated with our operating facilities, and we cannot ensure that such insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage, or that these levels of insurance will be available in the future at commercially reasonable prices.

We could incur substantial costs or disruptions in our business if we cannot obtain or maintain necessary permits and authorizations.

The construction of the Refinery and any subsequent planned operations will require numerous permits and authorizations under various laws and regulations, including environmental and health and safety laws. These authorizations and permits will be subject to revocation, renewal or modification and can require operational changes that may involve significant costs, to limit impacts or potential impacts on the environment, health and safety. A violation of these authorization or permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions and/or refinery shutdowns.

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We expect to face substantial competition from other refining companies.

The refining industry is highly competitive. Our expected competitors will include large, integrated, major or independent oil companies that, because of their more diverse geographic operations, larger refinery capacities or stronger capitalization, are likely to be better positioned than we are to withstand volatile industry conditions, including shortages or excesses of crude oil or refined products or intense price competition at the wholesale level. Some of our present and potential competitors may have substantially greater financial, marketing, technical or manufacturing resources. Our competitors may also be able to respond more quickly to new technologies or processes and changes in customer demands. Certain of our competitors may also have a cost advantage compared to us due to their geography or changes in relative currency values and may compete against us based on price. This may affect our ability to secure new business and maintain our level of profitability. If we are unable to compete effectively, we may lose customers or fail to acquire new customers. If we cannot compete successfully against current or future competitors, our business will be materially adversely affected.

Risks Related to the Industry

The price volatility of crude oil, other feedstocks, refined products and fuel and utility services will have a material adverse effect on our potential earnings and cash flows.

Our potential for earnings and cash flows from operations will depend on the margin above fixed and variable expenses (including the cost of refinery feedstocks such as crude oil) at which we are able to sell refined products. Refining margins historically have been volatile and are likely to continue to be volatile, as a result of a variety of factors, including fluctuations in the prices of crude oil, other feedstocks, refined products and fuel and utility services.

In recent years, the prices of crude oil, other feedstocks and refined products have fluctuated. It is possible that this volatility in crude oil pricing and crack spreads (the difference between the purchase price of crude oil and the selling price of the refined finished products, such as gasoline and distillate fuel) may continue for prolonged periods of time due to numerous factors beyond our control. Prolonged periods of low crude oil prices could impact production growth of inland crude oil, which could reduce the amount of advantaged crude oil available and/or the discount of such crude oil and thereby impacting the profitability of the Refinery. Prices of crude oil, other feedstocks and refined products depend on numerous factors beyond our control, including the supply of and demand for crude oil, other feedstocks, gasoline and other refined products. Such supply and demand are affected by, among other things:

•	changes in global and local economic and political conditions;
•	domestic and foreign demand for crude oil and refined products, especially in the U.S., China and India;
•	worldwide political conditions, particularly in significant oil producing regions such as the Middle East, West Africa, Russia and Latin America;
•	political and geopolitical instability or armed conflict in oil producing regions;
•	the level of foreign and domestic production of crude oil and refined products and the level of crude oil, feedstocks and refined products imported into the U.S. that can be impacted by accidents, interruptions in transportation, inclement weather or other events affecting producers and suppliers;
•	U.S. government regulations, including legislation affecting the exportation of domestic crude oil;
•	utilization rates of U.S. refineries;
•	changes in fuel specifications required by environmental and other laws;
•	the ability of the members of the Organization of Petroleum Exporting Countries to influence oil price and production controls;
•	commodities speculation;
•	development and marketing of alternative and competing fuels;
•	pricing and other actions taken by competitors that impact the market;
•	accidents, interruptions in transportation and inclement weather; and
•	federal and state government regulations and taxes.

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Volatility may have a negative effect on our future results of operations to the extent that the margin between refined product prices and feedstock prices narrows.

The nature of the refining business will require us to maintain substantial quantities of crude oil and refined product inventories. Crude oil and refined products are commodities. As a result, we will have no control over the changing market value of these inventories. In addition, the volatility in costs of fuel, principally natural gas and other utility services, principally electricity, used by the Refinery will impact our planned operating costs. Fuel and utility prices will continue to be affected by factors outside our control, such as supply and demand for fuel and utility services in both local and regional markets. Natural gas prices have historically been volatile. Typically, electricity prices fluctuate with natural gas prices. Future increases in fuel and utility prices may have a material adverse effect on our planned business, financial condition, results of operations and cash flows.

Our planned operations will be subject to significant hazards and risks inherent in refining operations and in transporting and storing crude oil, intermediate products and refined products.

Failure to identify and manage the hazards and risks inherent in refining operations could result in explosions, fires, refinery or pipeline releases of crude oil or refined products or other incidents resulting in personal injury, loss of life, environmental damage, property damage, legal liability, loss of revenue and substantial fines by government authorities. These hazards and risks include, but are not limited to, the following:

•	natural disasters;
•	weather-related disruptions;
•	fires;
•	explosions;
•	pipeline ruptures and spills;
•	third-party interference;
•	disruption of natural gas deliveries;
•	disruptions of electricity deliveries; and
•	mechanical failure of equipment.

Any of the foregoing could result in production and distribution difficulties and disruptions, environmental pollution, personal injury or wrongful death claims and other damage to our properties and the properties of others. There is also risk of mechanical failure and equipment shutdowns both in general and following unforeseen events. In addition, we expect to rely on a variety of logistics assets including but not limited to: rail, pipelines, product terminals, storage tanks and trucks to facilitate the movement of crude oil, feedstocks and refined products. We could experience an interruption of supply or an increased cost to deliver refined products to market if the ability to utilize these logistics assets is disrupted. Any sustained disruption is likely to have a material adverse effect on our business, financial condition, results of operations and cash flows.

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Our planned operations involve environmental risks that could give rise to material liabilities.

Our planned operations could result in spills, discharges, or other releases of petroleum or hazardous substances into the environment. Such spills related to any of our planned operations may give rise to liability (including strict liability, or liability without fault, and clean-up responsibility) to governmental entities or private parties under federal, state, or local environmental laws, as well as under common law. In addition, we may face liability for alleged personal injury or property damage due to exposure to chemicals or other hazardous substances located at or released from our facilities or otherwise related to our planned operations. We may also face liability for personal injury, property damage, natural resource damage, or for clean-up costs for the alleged migration of contamination or other hazardous substances from our facilities to adjacent and other nearby properties.

We may incur significant costs to comply with environmental, health and safety laws and regulations.

Our planned operations are subject to extensive federal, state and local environmental, health and safety regulations governing, among other things, the generation, storage, handling, use and transportation of petroleum and hazardous substances, the emission and discharge of materials into the environment, waste management, characteristics and composition of gasoline, diesel and other fuels and the monitoring, reporting and control of greenhouse gas emissions. If we fail to comply with these regulations, we may be subject to administrative, civil and criminal proceedings by governmental authorities, as well as civil proceedings by environmental groups and other entities and individuals. A failure to comply, and any related proceedings, including lawsuits, could result in significant costs and liabilities, penalties, judgments against us or governmental or court orders that could alter, limit or stop our planned operations. In addition, new environmental laws and regulations, including new regulations relating to alternative energy sources and increased vehicle fuel economy, new state regulations relating to fuel quality, and the risk of global climate change regulation, as well as new interpretations of existing laws and regulations, increased governmental enforcement, or other developments could require us to make additional unforeseen expenditures. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time. We are not able to predict the impact of new or changed laws or regulations or changes in the ways that such laws or regulations are administered, interpreted, or enforced. The requirements to be met, as well as the technology and length of time available to meet those requirements, continue to develop and change. To the extent that the costs associated with meeting any or all of these requirements are substantial and not adequately provided for, there could be a material adverse effect on our business, financial condition, results of operations and cash flows.

The Environmental Protection Agency (the “EPA”) has issued rules pursuant to the Water Pollution Control Act of 1972 (“Clean Water Act”) that require refiners to reduce the sulfur content of gasoline and diesel fuel and reduce the benzene content of gasoline by various specified dates. We may incur substantial costs to comply with the EPA’s low sulfur and low benzene rules. Failure to meet the EPA’s clean fuels mandates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Various states have proposed and/or enacted low carbon fuel standards intended to reduce carbon intensity in transportation fuels. While the impacts of low carbon fuel standards and higher social cost of carbon in future regulations is not known at this time, either of these may result in increased costs to our planned operations.

Renewable fuels mandates may reduce demand for the petroleum fuels we intend to produce, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We could incur significant costs to comply with greenhouse gas emissions regulation or legislation.

The EPA has adopted and implemented regulations to restrict emissions of greenhouse gases under certain provisions of the Clean Air Act. To the extent that future legislation, rules and regulations are enacted, our operating costs, including capital expenditures, may increase and additional operating restrictions could be imposed on our business, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Finally, some scientists have concluded that increasing concentrations of greenhouse gases in the earth’s atmosphere may produce climate changes that may have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events, which if any such event were to occur, it may have a material adverse effect on our business, financial condition, results of operations and cash flows.

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Increased regulation of hydraulic fracturing could result in reductions or delays in crude oil production in our existing areas of operation, which could impact our crude oil supply and adversely impact our business.

A significant percentage of the crude oil production in our existing areas of operation is being developed from unconventional sources, such as shale, using hydraulic fracturing. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into the formation to stimulate production. A number of federal agencies, including the EPA and the U.S. Department of Energy, are analyzing, or have been requested to review, a variety of environmental issues associated with shale development, including hydraulic fracturing. In addition, the EPA has asserted federal regulatory authority over hydraulic fracturing activities under the Safe Drinking Water Act’s Underground Injection Control Program and under the Toxic Substances Control Act of 1976. Further, some states and municipalities have adopted and other states and municipalities are considering adopting, regulations prohibiting hydraulic fracturing in certain areas or imposing more stringent disclosure. At the same time, certain environmental groups have suggested that additional laws may be needed to more closely and uniformly regulate the hydraulic fracturing process and legislation has been proposed by some members of Congress to provide for such regulation. We cannot predict whether any such legislation will ever be enacted and if so, what its provisions would be. If additional levels of regulation are imposed at the federal, state or local level, this could result in corresponding delays, increased operating costs and process prohibitions for crude oil producers and potentially negatively impact our crude oil supply, which could adversely affect our business, financial condition, results of operations and cash flows.

We could experience business interruptions caused by pipeline shutdowns.

Assuming completion of the Refinery, we may distribute its products by pipeline as well as by rail. Certain of the pipelines we may utilize are subject to common carrier regulatory obligations applicable to interstate oil pipelines that require that capacity must be prorated among shippers in an equitable manner in accordance with the tariff then in effect in the event there are nominations in excess of capacity. Nominations by new shippers or increased nominations by existing shippers may reduce the capacity available to us. Any extended, non-excused downtime at the Refinery could, under certain circumstances, cause us to lose line space on the refined products pipelines used by the Refinery, if we cannot otherwise utilize our pipeline allocations.

As a result, we could experience an interruption of supply or delivery, or an increased cost of receiving crude oil and delivering refined products to market, if the ability of these pipelines to transport crude oil, blended stocks or refined products is disrupted because of accidents, weather interruption, governmental regulation, terrorism, other third-party action, or any other events beyond our control. A prolonged inability to receive crude oil or transport refined products on pipelines that we currently utilize could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The relative costs of oil, natural gas, nuclear power, hydropower and numerous forms of alternative energy production may have a material adverse impact on our business and operating results.

Global and regional energy supply comes from many sources, including oil, natural gas, coal, hydro, nuclear, solar, wind, geothermal and biomass, among others. A cost or supply shift among these sources could negatively impact our business opportunities going forward and the profitability of those opportunities. A demand shift, where technological advances favor the utilization of one or a few sources of energy may also impact the demand for our products. If demand shifts in a manner that increases energy utilization outside of our traditional customer base or expertise, our business and financial results could be materially adversely affected. In addition, governmental policy can affect the relative importance of various forms of energy sources. For example, non-fossil based sources may require and often receive government tax incentives to foster investment. If these incentives become more prominent, our business and results of operations could suffer.

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Terrorist attacks, cyber-attacks, threats of war or actual war may negatively affect our future operations, financial condition, results of operations, cash flows and prospects.

Terrorist attacks in the U.S. as well as events occurring in response to or in connection with them, may adversely affect our planned operations, financial condition, results of operations, cash flows and prospects. Energy-related assets may be at greater risk of future terrorist attacks than other possible targets. A direct attack on assets to be used in our planned operations could have a material adverse effect on our operations, financial condition, results of operations, cash flows and prospects. In addition, any terrorist attack could have an adverse impact on energy prices, including prices for crude oil and refined products and an adverse impact on the margins from our future operations. In addition, disruption or significant increases in energy prices could result in government imposed price controls.

Risks Related to Our Common Stock

We have conducted highly dilutive equity related offerings during 2018 and may conduct further offerings in the future that will dilute the shareholdings of investors.

Since our inception, we have relied on sales of equity and equity related securities to fund our activities. During 2017 and 2018, we conducted convertible note offerings that are highly dilutive to our existing stockholders and, due to the original issue discount of the notes and significant redemption premiums, have a high cost of capital. We expect to conduct further equity offerings in the future to continue as a going concern. As additional equity securities are issued, investors’ percentage interests in our equity ownership will be diluted. The result of this could reduce the value of current investors’ stock. Further, if common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our Class A common stock.

Our Class A common stock is subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934 (the “Exchange Act”), commonly referred to as the “penny stock rule.” Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act. The Securities and Exchange Commission (the “SEC”) generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. We are subject to the SEC’s penny stock rules.

Since our Class A common stock is deemed to be penny stock, trading in the shares of our Class A common stock is subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. “Accredited investors” are persons with assets in excess of $1,000,000 (excluding the value of such person’s primary residence) or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, except in certain circumstances, the rules require the delivery, prior to the first transaction of a risk disclosure document, prepared by the SEC, relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information to the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealer to trade and/or maintain a market in our Class A common stock and may affect the ability of the Company’s stockholders to sell their shares of Class A common stock.

There can be no assurance that our shares of Class A common stock will qualify for exemption from the “penny stock rule”. In any event, even if our Class A common stock was exempt from the “penny stock rule”, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

Our Class A common stock is subject to price volatility unrelated to our operations.

The market price of our Class A common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our Class A common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company’s competitors or the Company itself. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our Class A common stock.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology.

You should read this prospectus and the documents incorporated by reference herein completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. In light of the significant risks and uncertainties to which our forward-looking statements are subject, you should not place undue reliance on or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We discuss many of these risks in greater detail in the documents incorporated by reference herein, including under the heading “Risk Factors.” These forward-looking statements represent our estimates and assumptions only as of the dates of this prospectus and the documents incorporated by reference herein and therein, regardless of the time of delivery of this prospectus or any sale of our Class A common stock and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. Notwithstanding the foregoing, we are not entitled to rely on the safe harbor for forward looking statements under 27A of the Securities Act or 21E of the Exchange Act as long as our stock is classified as a penny stock within the meaning of Rule 3a51-1 of the Exchange Act. A penny stock is generally defined to be any equity security that has a market price (as defined in Rule 3a51-1) of less than $5.00 per share, subject to certain exceptions.

USE OF PROCEEDS

We are registering the shares of Class A common stock issued or issuable to the selling stockholders to permit the resale of these shares of Class A common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any proceeds from the sale of our Class A common stock offered by the selling stockholders under this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of our Class A common stock being offered for resale hereunder by the selling stockholders.

DIVIDEND POLICY

We have never paid any dividends, and we currently anticipate that all earnings, if any, will be retained for development of our business and no dividends will be declared in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

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SELLING STOCKHOLDERS

The table below sets forth for each of the selling stockholders:

•	the name of such selling stockholder;
•	the number of shares of Class A common stock beneficially owned by such selling stockholder as of November 27, 2018;
•	the maximum number of shares of Class A common stock that may be offered by such selling stockholder pursuant to this prospectus;
•	the number of shares of Class A common stock beneficially owned by such selling stockholder following the sale of the Class A common stock covered by this prospectus; and
•	the percentage of Class A common stock owned by such selling stockholder following the sale of the Class A common stock covered by this prospectus.

All information with respect to the selling stockholders’ ownership of Class A common stock has been furnished by or on behalf of the selling stockholders. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnotes to the table below, the selling stockholders have sole voting and dispositive power with respect to the Class A common stock reported as beneficially owned by them.

Because the selling stockholders identified in the table may sell some or all of the shares of Class A common stock owned by them which are included in this prospectus, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling stockholders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table that the selling stockholders will sell all of the shares of Class A common stock beneficially owned by them that are covered by this prospectus, but will not sell any other shares of our common stock that they may presently own. A selling stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The percent of beneficial ownership for the selling stockholders is based on (i) 30,108,168 shares of Class A common stock and 15 million shares of Class B common stock outstanding as of November 27, 2018 and (ii) an aggregate of 17,750,000 shares of Class A common stock issuable upon conversion of outstanding convertible notes at an assumed exercise price of $0.0774 per share.

Except as set forth in the footnotes to the table below, none of the selling stockholders has ever served as our officer or director or any of its predecessors or affiliates within the last three years, nor has any selling stockholder had a material relationship with us. No selling stockholder is either a broker-dealer or an affiliate of a broker-dealer. None of the selling stockholders had any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

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Name	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Class A Common Stock to be Sold Hereunder	Number of Shares of Class A Common Stock Beneficially Owned after Offering	Percentage of Shares of Class A Common Stock Beneficially Owned after Offering

GS Capital Partners LLC(1)	10,000,000	10,000,000	0	0.0
Vista Investments LLC (2)	9,166,667	9,166,667	0	0.0

____________

(1) Shares listed in the table above represent an assumed maximum number of shares of Class A common stock are issuable to GS Capital Partners LLC upon the conversion of outstanding convertible notes (principal balance of $600,000) and to Vista Investments LLC upon the conversion of outstanding convertible notes (principal balance of $550,000) at an assumed conversion price of $0.0774 per share. The actual conversion price will be based on a 40% discount from the lowest trading prices during a specified period of time prior to conversion, in accordance with the terms of the convertible notes. Notwithstanding the foregoing, under the terms of the convertible notes, the holder may not convert such notes if as a result of such conversion the holder would beneficially own more than 4.99% of the outstanding Class A common stock.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A common stock or interests in shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

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•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through brokers, dealers or underwriters that may act solely as agents;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of disposition; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Class A common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Class A common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Class A common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

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The selling stockholders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of Class A common stock or interests in shares of Class A common stock, the selling stockholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of Class A common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities and Exchange Act during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the Class A common stock.

The aggregate proceeds to the selling stockholders from the sale of the Class A common stock offered by them will be the purchase price of the Class A common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We will pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

LEGAL MATTERS

Hallett & Perrin, P.C., Dallas, Texas will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of MMEX.

EXPERTS

The consolidated financial statements of our company incorporated by reference in this prospectus and in the registration statement have been audited by M&K CPAS, PLLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein, and are incorporated by reference in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

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PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$140
Accounting fees and expenses	$1,500
Legal fees and expense	$2,500
Miscellaneous	$860
Total	$5,000

All amounts are estimates other than the SEC’s registration fee. We will bear all costs, expenses and fees in connection with the registration of the shares of Class A common stock to be sold by selling stockholders, including the cost of compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions, discounts and transfer taxes, if any, attributable to their sales of such shares.

Item 15. Indemnification of Directors and Officers.

NRS 78.037 permits a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages relating to breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of NRS 78.300.

NRS 78.7502 provides as follows with respect to indemnification of directors, officers, employees and agents:

(a)

We may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)

We may indemnify any person who was or is a party or is threatened to be made a party to any action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest. We may not indemnify him for any claim, issue or matter as to which he has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)

To the extent that our director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, we are required to indemnify him against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

Our amended and restated articles of incorporation and our amended and restated bylaws provide for elimination of any liability of our directors and officers and indemnity of our directors and officers to the fullest extent permitted by Nevada law.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Item 16. Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation(1)
3.2	Amended and Restated By-laws (1)
3.3	Amendment to Amended and Restated Articles of Incorporation(5)
4.1	Form of Warrant to Purchase Common Stock of registrant (2)
4.2	Replacement Convertible Note due April 19, 2018, payable to Vista Capital Investments, LLC (3)
4.3	8% Convertible Note due May 15, 2018, payable to Eagle Equities, LLC (3)
4.4	8% Convertible Note due May 24, 2018, payable to GS Capital Partners, LLC (3)
4.5	12% Convertible Note due June 1, 2018, payable to Auctus Fund, LLC (3)
4.6	12% Convertible Note due June 20, 2018, payable to Power Up Lending Group Ltd. (3)
4.7	Convertible Note dated October 19, 2017, issued to Vista Capital Investments, LLC (3)
4.8	12% Convertible Note due November 13, 2018, payable to Power Up Lending Group Ltd. (4)
4.9	8% Convertible Note due January 19, 2019, payable to GS Capital Partners, LLC (4)
4.10	12% Convertible Note due November 30, 2018, payable to Power Up Lending Group Ltd. (4)
4.11	12% Convertible Note due March 14, 2019, payable to JSJ Investments, Inc. (4)
4.12	8% Convertible Note due March 21, 2019, payable to Auctus Fund, LLC (4)
4.13	10% Convertible Note due March 31, 2019 payable to One44 Capital LLC (4)
4.14	12% Convertible Note due February 15, 2019, payable to Power Up Lending Group Ltd. (4)
4.15	10% Convertible Note due September 13, 2019 payable to GS Capital Partners LLC*
4.16	12% Convertible Note dated September 13, 2018 payable to Vista Capital Investments, LLC*
4.17	10% Convertible Note due September 18, 2019, payable to GS Capital Partners LLC*
4.18	10% Convertible Debenture due October 5, 2019, payable to GS Capital Partners LLC*
5.1	Opinion of Hallett & Perrin*
23.1	Consent of Hallett & Perrin (included in Exhibit 5.1)
23.2	Consent of M&K CPAs LLP*

_________

*	Filed herewith.
(1)	Filed as exhibit to Report on Form 8-K filed on April 3, 2017.
(2)	Filed as exhibit to Report on Form 10-K filed on August 11, 2011.
(3)	Filed as exhibit to Form S-1 Registration Statement No. 333-218958.
(4)	Filed as exhibit to Report on Form 10-K, filed on July 23, 2018
(5)	Filed as exhibit to Report on Form 8-K filed on October 12, 2018

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Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)

Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

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(5)

That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to the Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)

The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)

The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Subordinated Trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939 (the “Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on December 10, 2018.

MMEX RESOURCES CORPORATION

By:	/s/ Jack W. Hanks
Name:	Jack W. Hanks
Title:	President, Chief Executive Officer, Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jack W. Hanks	President, Chief Executive Officer	December 10, 2018
Jack W. Hanks	Chief Financial Officer and Director

/s/ Bruce N. Lemons	Director	December 10, 2018
Bruce N. Lemons

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